May 7, 1997

Mr. Fred Hassan
142 Summit Road
Florham Park, New Jersey  07932

Dear Sir:

This letter confirms the terms for your employment as President and Chief Executive Officer of Pharmacia & Upjohn, Inc. ("the Company"). I very much hope that you will become our new President and Chief Executive
Officer.  The principal terms of your employment will be:

1. You will join the Company as an employee on May 9, 1997. On May 10, 1997 you will be appointed President and Chief Executive Officer for a term beginning on May 10, 1997 and ending on June 1, 2000. However, subject to paragraph 6 below, you will serve at the will of the Board. You will also serve as a member of the Board of Directors and on the Board's Executive Committee, subject to being nominated by the Board and approved by the shareholders of the Company. As President and Chief Executive Officer, you will report directly to the Board and will be responsible for the general management of the affairs of the Company in accordance with customary practices for chief executive officers of comparable companies. While serving as President and Chief Executive Officer of the Company, for legal and tax purposes, you will be a direct employee of, and serve as President and Chief Executive Officer of, Pharmacia & Upjohn Management Company Ltd., a wholly owned U.K. subsidiary of the Company that provides management services to the Company under contract ("PUMCO").

      You will devote substantially all of your business time to your duties and responsibilities with the Company and PUMCO. However, you will not be precluded from (i) serving on the board of directors of other companies (subject to the reasonable approval of the Board of Directors of the Company) and boards of trade associations or charitable organizations; (ii) engaging in charitable activities and community affairs; and (iii) managing your personal investments and affairs provided that such activities do not materially interfere with your duties and responsibilities hereunder.

2. Your beginning annual base salary will be $1,000,000 and will be subject to annual review for increases.

3. You will be included in the Company's Annual Incentive Compensation Plan at a level determined by the Compensation Committee of the Board to be appropriate based on your position, job performance and Company policy. Your 1997 incentive compensation target award will be $1,000,000 and will be subject to adjustment following the end of the year by the performance criteria established for the Company's other senior executive officers (the 1997 performance criteria provide that 30% of targeted incentive compensation will be adjusted based on external measures (total market return and earnings per share) compared to a group of comparable global pharmaceutical companies, and the remaining 70% will be adjusted based on relative growth in the Company's sales, earnings and cash flow and on individual performance). However, you will be guaranteed a minimum cash bonus of $636,000 for 1997. The actual amount of your 1997 incentive compensation (including the guaranteed minimum amount) will be reduced by the amount of any annual bonus you receive from your current employer for services rendered during 1997. Payment of your incentive compensation will be made in March 1998 unless you elect to defer payment until after you retire. Your ongoing annual incentive compensation target awards will be no less than $1 million, payable if the performance criteria determined by the Compensation Committee are met. If the performance criteria are exceeded or not fully met, you will receive such greater or lesser amount as the Compensation Committee determines is appropriate.

4. To provide you with new long-term equity incentive compensation and to replace the stock options, performance shares and restricted stock from your current employer that you will lose as a result of joining Pharmacia & Upjohn, the Company will grant you, on May 9, 1997, which shall be deemed your "Employment Commencement Date," stock options and restricted stock according to the schedule set forth below:

                           NEW LONG-TERM INCENTIVES
                            AND REPLACEMENT AWARDS
(see notes following table)

       TYPE        NATURE OF AWARD     NUMBER OF SHARES     VESTING DATE
------------------------------------------------------------------------------
Stock Options      New Incentive       500,000              1/3 of grant
                                                            on 6/1/98,
                                                            6/1/99 &
                                                            6/1/2000
------------------------------------------------------------------------------
Restricted Stock   Replacement Award   200,000              June 1, 1998
------------------------------------------------------------------------------
Restricted Stock   Replacement Award   40,000               June 1, 1998
------------------------------------------------------------------------------
Restricted Stock   Replacement Award   75,000               January 1, 1998
------------------------------------------------------------------------------

A. The exercise price of the stock options will be the fair market value (as defined in the Company's Stock Option Plan as the average of the daily high and low) for Pharmacia & Upjohn Common Stock on the New York Stock Exchange on your Employment Commencement Date. All stock options will be non-qualified stock options under the U.S. Internal Revenue Code, will be subject to the terms of the Plan and will expire not later than ten years from the date of grant.

B. Stock options and restricted stock not vesting until the indicated dates will nevertheless vest immediately upon your death or disability, a Change in Control of the Company (as defined in the Company's Stock Option Plan), your involuntary termination of employment other than for Cause (as defined below) or your termination of employment for Good Reason (as defined below) provided you do not enter into Competition (as defined below) with the Company within two years after your employment is terminated.

C. The stock options set forth in the table above represent your annual stock option grant for 1997. Beginning in 1998, you will be granted stock options pursuant to the Company's Stock Option Plan at the same time as other senior executives of the Company and at a level determined by the Compensation Committee of the Board to be appropriate based on your position, job performance, competitive practices and Company policy. If your performance is found to be satisfactory, it is expected that the target for your stock option grants would be at least 250,000 options in 1998 and 250,000 options in 1999.

D. The 40,000 restricted shares of Pharmacia & Upjohn Common Stock issued to replace certain restricted stock and performance shares from your current employer that may not be paid due to termination of your current employment, will be reduced by the value of any such restricted stock or performance shares you subsequently receive from your current employer.

E. The 75,000 restricted shares of Pharmacia & Upjohn Common Stock issued to replace 133,200 options awarded in 1996 by your current employer and 12,500 shares of restricted stock from your current employer that may not vest or may not be paid due to termination of your current employment, will be reduced by the value of any such options which subsequently vest or any such restricted stock you subsequently receive from your current employer.

5. You will be eligible to receive employee benefits and perquisites at least as favorable as those provided to any other similarly situated senior executives of the Company, including, without limitation, if offered to such other senior executives, pension, profit sharing, savings, deferred compensation and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability, life insurance, accidental death, travel accident, vacation and any other benefit programs or plans that may be sponsored by the Company, including any plans that supplement the above-listed plans, whether funded or unfunded.


You shall be entitled to post-retirement welfare benefits, if any, as are made available by the Company to its senior level executives, provided that for this purpose your period of employment shall be deemed to be the period necessary to obtain the maximum level of such benefits.

To the extent that there is a period of employment required as a condition for full benefit coverage under any employee benefit plan, you shall be deemed to have met such requirement, and to the extent that you and/or your dependents will not be eligible to participate fully in any medical plan because of any exclusion for preexisting conditions, the Company will either, at its option, waive any such exclusion for pre-existing conditions or reimburse you for the cost of paying for the COBRA continuation coverage available under your prior employer's medical plans.

6. In the event your employment is involuntarily terminated by the Company other than for Cause or you terminate your employment for Good Reason, in either case prior to June 1, 2000, provided that you do not enter into Competition with the Company, then, as liquidated damages and in lieu of any other damages or compensation under this agreement, (i) you shall be entitled to receive a lump sum severance payment, payable within 60 days after termination, equal to the total amount of base salary and annual target incentive compensation you would have received had you continued your employment until June 1, 2000 (calculated using your base salary and target bonus in effect on your date of termination) but in no event less than an amount equal to two years' base salary and annual target incentive compensation so calculated; (ii) you shall have your period of employment service used to calculate retirement and other employee benefits extended as if you had worked until November 12, 2000, and the compensation used to calculate your retirement benefits will be determined as if you had continued to receive your then current annual base salary and annual target incentive compensation until November 12, 2000; (iii) you will be entitled to exercise during the five years following your termination, in accordance with their terms, any remaining stock options that had been granted prior to your termination (all of which will become vested under such circumstances); (iv) you shall earn the restricted shares you receive pursuant to paragraph 4 above if not yet vested; (v) you shall be entitled to payment of your expenses in connection with the relocation of your family from the United Kingdom to the United States on the same basis as your expenses were paid with respect to your relocation from the United States to the United Kingdom in connection with the commencement of your employment; (vi) you and your dependents shall continue to participate (with the same level of coverage) for the period in respect to which you receive salary and bonus payments under subparagraph (i) above, in all medical, accident, disability and life insurance on the same terms as in effect immediately prior to your termination, provided, however, such benefits will cease on the date of your receiving equivalent benefits from a new employer, and, at your option, you may have such benefits determined as if you had terminated employment from the Company's principal U.S. operating subsidiary; (vii) you shall be entitled to outplacement services, at the expense of the Company, from a provider selected by you, subject to a maximum expense of $100,000, and (viii) you shall receive any other amounts earned, accrued or owing to you under the plans and programs of the Company. In the event you should die prior to June 1, 2000 while still employed by Pharmacia & Upjohn, your spouse or other beneficiary shall receive a lump sum payment equal to two years' base salary offset by any death benefits payable under the Company's life insurance plans under which you are covered. In the event you enter into Competition with the Company within two years after your employment is terminated, and you have received severance payments under subparagraph (i) above, additional retirement or other employee benefits under subparagraph (ii) above, or (iii) restricted stock under subparagraph (iv) above, you agree to promptly repay the amount of such severance payments, additional retirement and other employee benefits and restricted stock to the Company, and any remaining stock options will be canceled.

7. In the event that, within one year following a Change in Control of the Company (as currently defined in the Company's Stock Option Plan without regard to any future amendment) occurring prior to June 1, 2000, your employment with the Company is involuntarily terminated other than for Cause or you terminate your employment for Good Reason, the Company will assure you that the stock options granted under paragraph 4 above and any other stock options granted to you before the Change in Control (even if previously exercised or if not yet exercisable) will have a before-tax value of at least $15 million on the date of the Change in Control. If they do not have that value, then the Company will pay you, within sixty days after the date of your involuntary termination or the date you terminate your employment for Good Reason, a lump sum cash payment in an amount (which amount will be grossed up for any resulting IRS Code Section 4999 excise taxes) equal to the difference between $15 million and the market spread on the date of the Change in Control of the 500,000 stock options granted under paragraph 4 and any other stock options granted to you before the Change in Control (even if previously exercised or if not yet exercisable).

8. In the event, prior to June 1, 2000, you voluntarily terminate your employment (other than for Good Reason or due to permanent disability) or you are discharged by the Company for Cause, you will forfeit your right to receive any salary, incentive compensation, severance pay or restricted stock that has not been fully earned at the time your employment terminates, provided, however, you will be entitled to receive any benefits or amounts accrued but not yet paid as of the date of termination, and you will be able to exercise any remaining vested stock options only during the three months following termination of your employment.

9. You will receive the Company's customary relocation benefits, including, unless you sell your home yourself, an amount equal to the average appraised value of your home as determined by at least two independent real estate appraisers (you would then deed your home to the Company). The Company will also reimburse you, grossed-up for any resulting taxes, for reasonable house-hunting, personal transportation, moving expenses, temporary living expenses and other related costs associated with your move to Pharmacia & Upjohn's management center in Windsor, England. The Company will also pay you $25,000, grossed-up for any resulting taxes, for incidental expenses incurred in establishing a residence in England.

10. (a) If your employment with the Company is terminated on account of disability or is involuntarily terminated by the Company other than for Cause or you terminate your employment for Good Reason, the Company will pay you the greater of (i) the amount of
(A) qualified and non-qualified retirement income you would have been entitled to receive under the retirement benefit formula now in effect with your current employer if you had remained employed by your current employer until the later of (x) your attainment of age 55 or (y) your employment with the Company terminates and if your current employer had paid you the same compensation as you received from the Company, less (B) the amount of any qualified or non-qualified retirement income you are actually entitled to receive from your current employer; or (ii) the amount of retirement income you are entitled to receive under the Company's Global Officer Pension Plan (or any other retirement plan hereafter provided by the Company for its senior executive officers) using your actual years of service and compensation with the Company, as described in paragraph (c) below.
      (b) If you voluntarily terminate your employment with the Company other than for Good Reason or if the Company terminates your employment for Cause, the Company will pay you the greater of
(i) the amount of (A) qualified and non-qualified retirement income you would have been entitled to receive under the retirement benefit formula now in effect with your current employer if you had remained employed by your current employer until your employment with the Company terminates and if your current employer compensation had increased at a 5% compounded rate annually, less
(B) the amount of any qualified or non-qualified retirement income you are actually entitled to receive from your current employer; or
(ii) the amount of retirement income you are entitled to receive under the Company's Global Officer Pension Plan (or any other retirement plan hereafter provided by the Company for its senior executive officers) using your actual years of service and compensation with the Company, as described in paragraph (c) below.
      (c) The Company's Global Officer Pension Plan, which is not qualified under the U.S. Internal Revenue Code, supplements the officer's other sources of retirement income to provide the officer with the actuarial value of an annual life annuity of 65% of the officer's final three-year average annual salary and cash bonus compensation prior to retirement from the Company, provided the officer retires at age 65 with at least ten years of service under the Plan. Appropriate adjustments will be made if the officer has less than ten years of service under the Plan or retires before age
65. The benefits payable under the Company's Global Officer Pension Plan will be offset for any social security or other governmental retirement income and any retirement income from any prior employers that you may be entitled to receive.
      (d) If you die while employed by the Company or thereafter under circumstances in which a spousal survivor's benefit would have been payable under the retirement plans of your current employer had you continued employment with your current employer and/or you elect the pre-retirement 60% spousal survivor benefit under the Company's Global Officer Pension Plan or a spousal survivor's benefit becomes payable under any other retirement plans of the Company under which you are covered, then the benefit payable by the Company to your surviving spouse shall be the greater of (i) the amount which would have been payable as a spousal survivor's benefit under the retirement plans of your current employer had you continued employment with your current employer or (ii) the amount payable as a spousal survivor's benefit under the Global Officer Pension Plan or any other retirement plans of the Company, with each such amount being calculated in accordance with the assumptions described in and offsets corresponding to those provided for in subparagraph (a), above, subparagraph (b), above, and/or subparagraph (e), below, whichever is applicable to the circumstances of the termination of your employment with the Company.
      (e) For the purpose of the foregoing calculations, alternative forms of benefits will be made actuarially equivalent using the actuarial assumptions then applied to all senior executive officers under the Company's Global Officer Pension Plan (or any successor plan).

11. You are authorized to incur reasonable expenses in carrying out your duties and responsibilities with the Company and PUMCO, and the Company shall promptly reimburse you for all business expenses in accordance with Company policy. The Company shall pay your reasonable expenses for legal counsel and financial advice in connection with the negotiation and documentation of your employment arrangements with the Company. You will be provided with an automobile and chauffeur in the U.K. for business purposes. You will receive annual assistance from an independent accounting firm selected by the Company, at Company expense, in preparing your income tax returns. Your children will be entitled to attend private school in the U.K. through high school at Company expense.


12. During the period of your employment and thereafter, you will maintain the confidentiality of all confidential or proprietary information relating to the business of the Company or any of its subsidiaries or affiliates provided, however, you may disclose such information as (i) may be required or appropriate in carrying out your duties at the Company or PUMCO or (ii) may be required for you to disclose by applicable law, governmental regulations or judicial or regulatory process.

13. To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks, and copyrights) which are made, developed or acquired by you in the course of your employment with the Company will be and remain the absolute property of the Company.

14. Without the written consent of the Board of Directors of the Company, you agree that during the period of your employment with the Company and for a period of two years following the termination of your employment, you will not enter into Competition with the Company. "Competition" as used in this agreement means that you commence employment with, or provide substantial consulting services to, any pharmaceutical company (except companies where sales from pharmaceutical products constitute less than 20% of total sales). Anything herein to the contrary notwithstanding, your service solely as a member of the board of directors of a company whose annual sales, for its last fiscal year prior to your becoming a member of its board of directors, are less than $100 million shall not be deemed to be Competition for purposes of this agreement. For purposes of the preceding sentence, if a company is a subsidiary of another company, the sales of both companies shall be taken into account.

15. To the fullest extent permitted by applicable law, the Company will, during and after termination of your employment, indemnify you (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by you in connection with the defense of any lawsuit or other claim to which you are made, or threatened to be made, a party by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates. In addition, you will be covered under any directors and officers' liability insurance policy for your acts (or non-acts) as an officer or director of the Company or any of its subsidiaries or affiliates to the extent the Company provides such coverage for its senior executive officers.

16. Any disputes arising under or in connection with this agreement shall, unless other arrangements are agreed upon in writing by you and the Company, be resolved by binding arbitration to be held in London, England, in accordance with the rules and procedures of the London Court of International Arbitration. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Costs of the arbitration or litigation, including (but not by way of limitation) reasonable attorneys' fees of both parties, shall be borne by the party which does not prevail in the proceedings. In the event that each party prevails as to certain aspects of the proceedings, the arbitrator(s) shall determine an appropriate allocation of costs between the parties.

17. In the event of termination of your employment, you will immediately, unless otherwise requested by the Company's Board of Directors, resign from all directorships, trusteeships, other offices and employment held at that time with the Company or any of its subsidiaries or affiliates.

18. For purposes of this agreement, "Cause" means (i) a material breach by you of your duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or (ii) your conviction of a felony which is materially and demonstrably injurious to the Company as determined in the sole discretion of the Board of Directors of the Company.

19. For purposes of this agreement, "Good Reason" means that, without your consent, (i) your rate of annual base salary or the target amount of your annual cash incentive bonus are reduced in a manner that is not applied proportionately to all other senior executive officers of the Company, (ii) the Company fails to retain you as President and Chief Executive Officer of the Company,
(iii) the Company fails to nominate you (or renominate you) for election to the Board of Directors of each of the Company and of PUMCO, (iv) there is a material diminution in your duties, or the assignment to you of duties which are materially inconsistent with your duties or materially impair your ability to function, as the President and Chief Executive Officer of the Company or of PUMCO or
(v) there is a change in your reporting so that you no longer report directly to the Board of the Company or of PUMCO; provided, however, that in the event PUMCO ceases to provide senior management services to the Company under contract, any changes related solely to PUMCO shall not be deemed Good Reason.

20. The obligation of the Company to make any payments provided for hereunder and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. In no event shall you be obligated to seek other employment or take other action by way of mitigation of the amounts payable to you under any of the provisions of this agreement, and such amounts shall not be reduced (except as otherwise specifically provided herein) whether or not you obtain other employment.

21. In the event of any change in the outstanding shares of the Company's Common Stock (including any increase or decrease in such shares) by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, the Compensation Committee of the Board may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock provided for in this agreement.

22. As with all prospective employees, a recent medical examination evidencing general good health must be completed prior to employment. Your physician should send the results of such examination to the Company's Chief Medical Officer at the management center in Windsor, England.

23. This agreement will be governed by and construed in accordance with the laws of the State of Delaware, U.S.A.

24.   (a)  No rights or obligations of the Company under this
agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company.
      (b) This agreement shall not be terminated by any merger, consolidation, or transfer of assets referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.
      (c) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, the liabilities, obligations,
and duties of the Company hereunder.            (d)  This agreement shall
inure to the benefit of, and be enforceable by or against, you or your personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees. None of your rights or obligations under this agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or operation of law. If you should die while any amounts or benefits have been accrued by you but not yet paid as of the date of your death and which would be payable to you hereunder had you continued to live, all such amounts and benefits unless otherwise provided herein shall be paid or provided in accordance with the terms of this agreement to such person or persons appointed in writing by you to receive such amounts or, if no such person is so appointed, to your estate.

25. No provisions of this agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by both you and an authorized officer of the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this agreement.

26. This agreement may be executed by the parties in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. A faxed signature of a party which is a reproduction of a genuine signature of that party shall be conclusive evidence of execution of this agreement by that party.

27. This agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.

I am always available at your convenience to discuss any matters you may wish.

Very truly yours,


William E. LaMothe
Chairman, Search Committee


I accept the terms set forth in this letter and will serve in the capacity stated:


______________________________________

Date: May 9, 1997